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EXHIBIT 10.21.1

LOAN AGREEMENT

Dated as of

May 28, 2004

Among

K-SEA OPERATING PARTNERSHIP L.P.

(as the Borrower)

AND

CITIZENS LEASING CORPORATION

(as the Lender)

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
§1.1	Defined Terms	1
§1.2	Other Definitional and Interpretive Provisions	9
SECTION 2. THE TERM LOAN		10
§2.1	Advances; Purposes	10
§2.2	Notes; Repayment of Principal and Interest	11
§2.3	Prepayments	11
§2.4	Payments Generally	12
§2.5	Increased Costs and Reduced Return	12
§2.6	Payments Free and Clear of Taxes	13
§2.7	Mitigation Obligations	14
SECTION 3. REPRESENTATIONS AND WARRANTIES		15
§3.1	Legal Existence and Good Standing, Etc.	15
§3.2	Limited Partnership Power; Consents; Absence of Conflict with Other Agreements Etc	15
§3.3	Title to Properties	15
§3.4	Financial Statements	15
§3.5	No Material Changes Etc.	16
§3.6	Franchises, Patents, Copyrights, Licenses, Etc.	16
§3.7	Litigation	16
§3.8	No Materially Adverse Contracts, Etc.	16
§3.9	Compliance with Other Instruments, Laws, Etc.	16
§3.10	Tax Status	16
§3.11	No Default	17
§3.12	Absence of Liens	17
§3.13	Use of Proceeds	17
§3.14	Pension Plans	17
§3.15	Holding Company and Investment Company	17
§3.16	Disclosure	17
§3.17	Charters	17
§3.18	First Lien	18
§3.19	Environmental Matters	18
§3.20	Solvency	19

i

§3.21	Survival of Representations and Warranties, Etc.	19
SECTION 4. CONDITIONS OF FUNDING THE FIRST ADVANCE		20
§4.1	Execution and Delivery	20
§4.2	Westport Charter	20
§4.3	Representations and Warranties	20
§4.4	Performance; No Default	20
§4.5	Officer's Certificate	20
§4.6	Certified Copies of Charter Documents	21
§4.7	Proof of Partnership or General Partner Action	21
§4.8	Incumbency Certificate	21
§4.9	No Material Adverse Change	21
§4.10	Delivery of Notice of Borrowing	21
§4.11	Original Vessel Documents	21
§4.12	Recordation of Ship Mortgage	21
§4.13	Opinion of Counsel	21
§4.14	Proceedings and Documents	21
§4.15	Appraisal	21
§4.16	Recorded Lien Searches	21
§4.17	Financing Statements	22
§4.18	Evidence of Insurance	22
§4.19	Delivery of Invoices	22
SECTION 5. CONDITIONS OF SECOND ADVANCE OF LOAN		22
§5.1	Delivery of Notice of Borrowing	22
§5.2	Execution and Delivery of Note	22
§5.3	Rio Energy Charter	22
§5.4	Representations and Warranties	22
§5.5	Performance; No Default	22
§5.6	Original Vessel Documents	22
§5.7	Recordation of Ship Mortgage	23
§5.8	Opinion of Counsel	23
§5.9	Proceedings and Documents	23
§5.10	Appraisal	23
§5.11	Recorded Lien Searches	23
§5.12	Financing Statements	23

§5.13	No Material Adverse Change	23
§5.14	Evidence of Insurance	23
§5.15	Delivery of Invoices	23
§5.16	Officer's Certificate	23
SECTION 6. AFFIRMATIVE COVENANTS		23
§6.1	Punctual Payment	23
§6.2	Maintenance of Offices	24
§6.3	Records and Accounts	24
§6.4	Financial Statements, Certificates, and Other Information	24
§6.5	[Intentionally omitted	25
§6.6	Business and Limited Partnership Existence	25
§6.7	Payment of Taxes	25
§6.8	Inspection of Properties and Books	25
§6.9	Licenses and Permits	25
§6.10	Pension Plans	25
§6.11	Environmental and Safety Matters	26
§6.12	Indemnities, Etc.	27
§6.13	Performance of Charters	29
§6.14	Notice of Default, Charters, Etc	29
§6.15	Notice of Material Claims and Litigation	29
§6.16	No Disposition of Collateral	29
§6.17	Borrower's Title; Lender's Security Interest	29
§6.18	Compliance with Laws and Regulations	29
§6.19	Further Assurances	29
§6.20	Casualty Occurrence	30
SECTION 7. NEGATIVE COVENANTS; FINANCIAL COVENANTS		30
§7.1	Transactions with Affiliates	30
§7.2	Amendment of Rio Energy Charter or Westport Charter	30
§7.3	Terminate Pension Plan	30
§7.4	ERISA	30
§7.5	Minimum Tangible Net Worth	30
§7.6	Fixed Charge Coverage	30
§7.7	Maximum Funded Debt to EBITDA	31
§7.8	Net Worth Leverage Ratio	31

SECTION 8. EVENTS OF DEFAULT; ACCELERATION		31
§8.1	Events of Default	31
§8.2	Remedies	32
SECTION 9. EXPENSES		33
SECTION 10. SURVIVAL OF COVENANTS		33
SECTION 11. CONFIDENTIALITY		34
SECTION 12. SUCCESSORS AND ASSIGNS; PARTICIPATIONS		34
§12.1	Successors and Assigns	34
§12.2	Assignments	34
§12.3	Participations	36
§12.4	Disclosures	36
§12.5	Federal Reserve Bank	36
§12.6	Register; Notes	36
SECTION 13. NOTICES		37
SECTION 14. ENTIRE AGREEMENT		38
SECTION 15. CONSENTS, AMENDMENTS, WAIVERS, ETC.		38
SECTION 16. SEVERABILITY		38
SECTION 17. SUBMISSION TO JURISDICTION; WAIVER		38
SECTION 18. WAIVER OF JURY TRIAL		39
SECTION 19. MISCELLANEOUS		39
SCHEDULE
Schedule 1 Description of the Vessels
Schedule 2 Liens

EXHIBITS
Exhibit A-1	Form of Term Note 1
Exhibit A-2	Form of Term Note 2
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Ship Mortgage
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Security Agreement
Exhibit F	Form of Compliance Certificate

v

LOAN AGREEMENT

        This LOAN AGREEMENT (this "Agreement"), is made as of May 28, 2004, by and between K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the "Borrower"), and CITIZENS LEASING CORPORATION, a Rhode Island corporation, (the "Lender").

        NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

        §1.1    Defined Terms.    As used in this Agreement the following terms shall have the meanings assigned to them below:

        "Advance" means an advance pursuant to §2.1.

        "Advance Date" means the date fixed for the making of an Advance in a Notice of Borrowing.

        "Advance Termination Date" means November 5, 2004.

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under direct or indirect common control with, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used herein, the term "control" (including the correlative meanings of the terms "controlling", "controlled by" and "under common control with") when used with respect to any Person, means the direct or indirect beneficial ownership of more than twenty percent (20%) of the outstanding voting securities or voting equity of such Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agreement"—see preamble.

        "Authorized Officer" means any person holding the title of Chairman, President, Vice President, Chief Financial Officer or Treasurer (or other officer performing the functions thereof).

        "Borrower"—see preamble.

        "Business Day" means any day on which banks in Rhode Island and New York are open for the conduct of normal banking business.

        "Capital Expenditures" means any expenditure or liability that is properly charged to a capital account or otherwise capitalized on a balance sheet in accordance with GAAP.

        "Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Charters" means the Westport Charter and the Rio Energy Charter.

        "Coast Guard" means the United States Coast Guard, which is currently part of the United States Department of Homeland Security.

        "Code" shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended from time to time.

        "Collateral" means the Vessels, charter hire, freights and earnings, fees and all other amounts due or which become due and payable to the Borrower arising out of the Vessels, and all insurance proceeds payable with respect to the Vessels, all of the Borrower's rights under the Rio Energy Charter and the Westport Charter to the extent assigned under the Security Agreement, and all other property, interests and rights now or at any time hereafter described, referred to in or covered by the Security Documents.

        "Compliance Certificate"—see §6.4(f).

        "Controlled Group" means all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA.

        "Current Maturities" means principal maturing or coming due on Indebtedness during the next succeeding period of twelve (12) calendar months or any portion of Indebtedness that would in accordance with GAAP be classified as a current liability of such Person.

        "Default(s)" means the occurrence of any event or condition which, after the giving of notice and/or the lapse of time (if provided for in §8), would become an Event of Default.

        "Default Rate" means an interest rate of 12% per annum or, if lower, the Highest Lawful Rate.

        "Dollars" and the sign "$" means dollars or such coin or currency of the United States of America as at the time of payment shall be legal funds for the payment of public and private debts in the United States of America.

        "EBITDA" means, with respect to any fiscal period, the sum of:

            (i)    net income (or net loss) (determined in accordance with GAAP) for such fiscal period, without giving effect to pre-tax gains or losses on the sale of assets or to any other extraordinary pre-tax gains or losses; plus:

            (ii)   to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted or added in calculating such net income:

              (i)    Interest Expense for such fiscal period;

              (ii)   federal and state income tax expenses for such fiscal period;

              (iii)  the amount of all depreciation and amortization for such fiscal period.

        "Eligible Assignee" means any bank, insurance company or other financial institution or finance company having a net worth in excess of $50,000,000.

        "Environmental Laws" means any and all federal, state, local and foreign laws, statutes, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials or to the generation, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Borrower or any of its properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et. seq.), the Solid Waste Disposal Act (42 U.S.C. §6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et. seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et. seq.), each as amended or supplemented, and any analogous future or present local, state and federal or foreign statutes and rules and regulations promulgated pursuant thereto, each as in effect on the date of determination.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Event of Default" means any of the events specified in §8, provided that there has been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

        "Event of Loss" means, with respect to any Vessel, the actual or constructive loss of such Vessel or the use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to or use of, such Vessel by any Governmental Authority (other than the United States pursuant to a requisition for hire) or any other person, whether or not acting under color of Governmental Authority.

        "Excluded Tax" means, with respect to the Lender, any of the following Taxes:

            (i)    any Tax imposed on or with respect to, or calculated by reference to, the gross or net income, capital, capital stock, net worth, assets or conduct of business of the Lender by any national, state (or equivalent) or local jurisdiction under the laws of which the Lender is incorporated or otherwise organized or in which the Lender has an office or other fixed place of business;

            (ii)   any Tax imposed on or payable by a Lender by any Governmental Authority or other taxing authority in any jurisdiction if the jurisdictional basis for such Tax exists as a result of any activities, transactions or other connection of such Lender (or any of its Affiliates) in or with such jurisdiction that is unrelated to the Lender's Loan to the Borrower pursuant to the Loan Documents;

            (iii)  any Tax arising from a transfer, assignment or other disposition by the Lender of all or any part of its interest in or rights under the Loan or the Loan Documents unless such transfer, assignment or other disposition occurs as the result of an Event of Default and while such Event of Default is continuing;

            (iv)  any Tax to the extent consisting of a fine, interest, a penalty or other addition to tax that would not have been required to be paid but for the failure of the Lender to file any tax return or other tax document, or to pay any tax, in a procedurally proper and timely matter;

            (v)   any Tax attributable to gross negligence or willful misconduct of the Lender or the breach of any agreement of the Lender in the Loan Documents; and

            (vi)  any United States federal Tax imposed on, or required to be withheld from or with respect to payments of, gross or net income (including any Tax imposed by Section 881, 884, 1441, 1442, or 3406 of the Code).

        "Existing Revolver" means the transactions contemplated by the Participation and Loan and Security Agreement dated as of January 14, 2004 by and between the Borrower, KeyBank N.A. and The CIT Group/Equipment Financing, Inc., as the same may be amended, modified or supplemented from time to time.

        "Financing Statements" means Uniform Commercial Code financing statements naming the Borrower as debtor and the Lender as secured party and filed or to be filed in the office of the Secretary of State of Delaware and/or such other locations as may be required from time to time under applicable law to perfect a security interest in certain of the Collateral.

        "First Advance Vessels" shall have the meanings set forth in the preamble to §4.

        "Fixed Charges" means the sum, for any period, of the following: (i) Interest Expense, plus (ii) the current portion of minimum rents under operating leases, plus (iii) Current Maturities. For the quarters ended March 31, 2004, June 30, 2003, September 30, 2003, and December 31, 2003, Interest Expense shall exclude all interest incurred prior to January 14, 2004 related to debt obligations repaid from initial public offering proceeds for K-Sea Transportation and not refunded with any loan provided by the lenders under the Existing Revolver.

        "Funded Debt" means, as of any date of determination, all Indebtedness for borrowed money, including the current portion thereof, and obligations in respect of letters of credit, revolving line of credit borrowings and under guarantees of Indebtedness of any other Person.

        "GAAP" means generally accepted accounting principles in the United States of America, as may be determined by the Financial Accounting Standards Board.

        "Governmental Authority" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

        "Hazardous Materials" means (a) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any property of the Borrower or to Persons on or about such property or (ii) cause such property to be in violation of any Environmental Laws, (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or electric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (c) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the rules and regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority having jurisdiction over the Borrower, or any of its properties, including the Vessels.

        "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement (excluding fuel surcharge) or other interest or currency exchange rate of commodity price hedging agreement.

        "Highest Lawful Rate" means the maximum lawful rate of interest (or, if the context requires, an amount calculated at such rate) that the Lender is allowed to contract for, charge, take, reserve or receive under applicable Law.

        "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all operating lease obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; provided, however, that "Indebtedness" shall not include (x) secured nonrecourse obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

        "Indemnified Party"—see §6.11(d).

        "Indemnified Tax" means any Tax (other than an Excluded Tax) imposed on or with respect to (i) the execution, delivery, recording, registration, notarization or other formalization, performance, or enforcement of the Loan or the Notes or any of the other Loan Documents or (ii) any payment pursuant to the Loan Documents.

        "Initial Lender" means Citizens Leasing Corporation, a Rhode Island corporation.

        "Interest Expense" for any period, the sum of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

        "Interest Rate" shall mean the LIBOR Loan Rate set forth in the relevant Note.

        "K-Sea Transportation" means K-Sea Transportation Partners L.P., a Delaware limited partnership, and owner of a 99.99% limited partner interest in the Borrower.

        "Law" means any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

        "Lender(s)"—see the preamble.

        "Lien" means, with respect to any property or asset (or any income or profits therefrom of any Person) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or otherwise), levy, execution, attachment, seizure, garnishment or charge of any kind or description, whether or not choate, vested, or perfected, thereupon or in respect thereof and shall include any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds or other similar bonds, and the filing of, or agreement to file any ship mortgage, financing statement or other document with the Coast Guard or under the UCC, or similar law of any jurisdiction, or (b) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any liability or obligation in priority to the payment of the ordinary, unsecured creditors of such Person.

        "Loan" means, as at any date, the aggregate outstanding principal amount of all Advances.

        "Loan Documents"—collectively, this Agreement, the Notes, the Security Agreement, the Financing Statements, the Ship Mortgages, and any other instruments or agreements executed and delivered by the parties in connection with the transactions contemplated by this Agreement, in each case as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

        "Long-Term Debt" means the aggregate (as of the date of calculation) of all those component parts of the Indebtedness which fall due on or for which payment of any amount is due more than one (1) year after the respective dates of the agreements providing for such component parts of the Indebtedness.

        "Long-Term Leases" means, as of any date with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, of such Person outstanding the term of which ends more than one (1) year from the date of calculation. "Rent" for this purpose shall include only the capital portion of rent for all Capital Lease Obligations and the entire rent payable for all operating leases.

        "Maintenance CAPEX" means Capital Expenditures for any period minus the corresponding increase in Long-Term Debt and/or Long-Term Leases for the same period.

        "Materially Adverse Effect" means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations, or business prospects of the Borrower, (b) upon the respective ability of the Borrower to perform any obligations under this Agreement or under any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of the Lender to enforce any rights or remedies under or in connection with any Loan Document; in any case, whether resulting from any single act, omission, situation, status, event, or undertaking, together with other such acts, omissions, situations, statuses, events, or undertakings, and in each case as determined by the Lender in its sole discretion; provided, any restriction on remedies imposed by law by reason of the Lender failing to be a citizen of the United States, as defined in Section 2 of the Shipping Act, 1916, as amended, shall not be deemed to be a Materially Adverse Effect.

        "Note(s)"—see §2.2(a).

        "Notice of Borrowing"—see §2.1.

        "Obligations" means all indebtedness, obligations and liabilities of the Borrower to the Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case arising by contract, operation of law or otherwise under or in connection with (i) this Agreement or in respect of the Loan and the Notes or the other Loan Documents, as all of the same may be amended, extended, renewed, replaced, restated or otherwise modified from time to time, and (ii) any interest rate agreement, currency swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option contract, or any other similar interest rate protection agreement or arrangement between the Borrower and the Lender or any Affiliate of the Lender, in each case, respecting this Agreement or in respect of the Loan and the Notes or other Loan Documents.

        "Officer's Certificate" means a certificate signed on behalf of the Borrower by an Authorized Officer of the Borrower.

        "Original Vessel Documents" means the U.S. Coast Guard Certificates of Documentation for each of the Vessels and the American Bureau of Shipping Classification Certificates.

        "Participant"—see §12.3.

        "Permitted Lien" means (a) Liens granted to the Lender pursuant to the Loan Documents; and (b):

          (i)    Liens for current crew's wages, including wages of the master to the extent provided in Public Law 90-293, for general average or salvage (including contract salvage) or for wages of stevedores employed directly by the Borrower, the operator, agent or master of the Vessels which in each case (A) are unclaimed or (B) shall not have been due and payable for longer than ten (10) days after termination of a voyage;

          (ii)    Liens for repairs or incident to current operations of the Vessels (other than those referred to in clause (i)), but only to the extent in each case that such liens are based on claims not yet delinquent, are subordinate to the liens of the respective Ship Mortgages and do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

          (iii)    Liens for amounts (including Taxes) that are not delinquent or that are due and unpaid for not more than sixty (60) days after such amounts shall become due that do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

          (iv)    Liens for amounts being contested by the Borrower in good faith by appropriate procedures, diligently prosecuted or appealed which do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

          (v)    Liens for charges that, in the opinion of the Borrower or as indicated by the written admission of liability therefor by an insurance company, are covered by insurance;

          (vi)    Liens arising from the taking or requisition for use of the Vessels by the government or any governmental body of the United States of America to the extent that the creation or incurrence of such lien shall have been beyond the control of the Borrower during such requisition, provided that all such liens referred to in this clause (vi) shall be removed and discharged within thirty (30) days after such requisition shall have terminated;

          (vii)    Liens that may exist in favor of Westport or Rio Energy by reason of the respective Charter; and

          (viii)    Liens respecting the conversion of DBL 105 and DBL 155 to double hulled vessels not more than 60 days past due and for each such vessel amounting to no more than 5% of the conversion cost.

        "Person" means a natural person, a partnership, a corporation, a limited liability company, a limited partnership, a limited liability partnership, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

        "Plan" means at any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

        "Prepayment Premium" means an additional amount to be paid in connection with any prepayment made pursuant to §2.3(a), §2.3(b) or §8.2, (i) if such prepayment occurs prior to November 28, 2004, in an amount equal to three percent (3%) of the prepaid principal thereof, or (ii) (a) three percent (3%) of the prepaid principal in excess of $10,000,000 thereof if the prepayment occurs on or after November 28, 2004 but prior to May 28, 2005; (f) two percent (2%) of the prepaid principal in excess of $10,000,000 thereof if the prepayment occurs on or after May 28, 2005 but prior to May 28, 2006; (g) one percent (1%) of the prepaid principal thereof in excess of $10,000,000 if the prepayment occurs on or after May 28, 2006.

        "Proceeds" shall have the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, the following at any time whatsoever arising or receivable: (a) whatever is received upon the collection, exchange, sale or other disposition of any Collateral, and any property into which any of the Collateral is converted, whether cash or non-cash proceeds, (b) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to the Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), and (d) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration in, by, from or related to any real property (including all buildings, fixtures or other improvements located thereon) or personal property owned, leased or operated by the Borrower into the indoor or outdoor environment, including the movement of any Hazardous Material through air, soil, surface water, groundwater or property.

        "Rio Energy" means Rio Energy International, Inc., a Texas corporation.

        "Rio Energy Charter" means the Time Charter Party Agreement dated on or before the second Advance Date between Rio Energy, as charterer, and the Borrower, as owner, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time (subject to §7.2).

        "Second Advance Vessel" shall have the meaning set forth in the preamble to §5.

        "Security Agreement" means the Security Agreement, dated as of the date hereof, substantially in the form of Exhibit E pursuant to which the Borrower has granted to the Lender, a security interest in certain assets of the Borrower relating to the Vessels as security for the Obligations, as such agreement may be amended, supplemented, restated, replaced or otherwise modified from time to time.

        "Security Documents" means the Security Agreement and the Ship Mortgages.

        "Ship Mortgage(s)" means the three First Preferred Ship Mortgages each dated as of an Advance Date and substantially in the form of Exhibit C, each granted by the Borrower in favor of the Lender with respect to each Vessel, as such mortgages may be amended, supplemented, restated, replaced or otherwise modified from time to time.

        "Subordinated Indebtedness" means Indebtedness of the Borrower that is subordinated to the Obligations on terms, and pursuant to a subordination agreement, that are satisfactory to the Lender (following prior notice to and review by the Lender), in its reasonable discretion exercised from time to time.

        "Subsidiary" means, as to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of its board of directors (or other governing body), regardless of the existence at the time of a right of the holders of any class or classes (however designated) of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which more than fifty percent (50%) of the outstanding partnership interests is, at the time, owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or a Subsidiary or Subsidiaries of such Subsidiary or Subsidiaries.

        "Tangible Net Worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in §6.4 hereof, excluding, however, from the determination of total assets (a) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights and franchises and (b) all assets financed by secured nonrecourse obligations. Tangible Net Worth shall include Subordinated Indebtedness.

        "Taxes" means, with respect to any Person, any and all present or future taxes, including any change in the basis of taxation (except a change in the rate of taxation on the overall net income of such Person, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which such Person has its principal office), levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including gross receipts, excise, property, sales, transfer, license, payroll, social security and franchise taxes now or hereafter imposed or levied by the United States of America, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof and all interest, penalties, additions to tax or similar liabilities with respect thereto. Notwithstanding the foregoing, the definition "Taxes" shall not include any taxes or other charges as mentioned above on or with respect to the income of the Lender.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

        "Vessel(s)" means each of the two double hull barges and one tugboat, as more particularly described in Schedule 1 hereto.

        "Westport" means Westport Petroleum, Inc., a California corporation.

        "Westport Charter" means the Time Charter Party Agreement dated as of May 10, 2004, between Westport, as charterer, and the Borrower, as owner, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time (subject to §7.2).

  §1.2    Other Definitional and Interpretive Provisions.

        (a)   All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

        (b)   Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP, including applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees. All accounting terms used in §§7.5, 7.6, 7.7 and 7.8 shall, unless otherwise indicated, apply to K-Sea Transportation and its Subsidiaries on a consolidated basis.

        (c)   All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

        (d)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

        (e)   The preamble hereto is part of this Agreement. Titles of Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections, Subsections, paragraphs, clauses, subclasses, Schedules or Exhibits shall refer to the corresponding Section, Subsection, paragraph clause, subclause, Schedule or Exhibit attached to this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of such Schedule or Exhibit to or in another document or instrument.

        (f)    Subject at all times to §7.2, each definition of a document in this Agreement shall include such document as amended, modified, supplemented, restated, renewed or extended from time to time.

        (g)   Except where specifically restricted, reference to a party in a Loan Document includes that party and its successors and assigns permitted hereunder or under such Loan Document.

        (h)   Unless otherwise specifically stated, whenever a time is referred to in this Agreement or in any other Loan Document, such time shall be the local time in Providence, Rhode Island and New York, New York.

        (i)    Any list in this Agreement of one or more items preceded by the words "include or "including" shall not be deemed limited to the stated items but shall be deemed without limitation.

SECTION 2.    THE TERM LOAN.

        §2.1    Advances; Purposes.

        (a)   Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, during the period from the date hereof through and including the Advance Termination Date, the Lender shall advance a term loan to the Borrower by funding no more than two Advances, the principal amount of which, in aggregate shall not exceed $20,000,000.00 (the "Loan"). To request advances of the Loan upon the completion of the construction of improvements to the Vessel, the Borrower shall deliver to the Lender, not less than three Business Days before each requested funding date, a written notice of borrowing in substantially in the form of Exhibit B attached hereto, with the appropriate insertions and additions therein (the "Notice of Borrowing") specifying (A) the proposed Advance Date (which shall be on or before the Advance Termination Date), and (B) the amount of such Advance, which shall be, (i) with respect to the first Advance, $10,899,200.00 and (ii) with respect to the second Advance, an amount up to $9,100,800.00.

        (b)   The proceeds of the Loan shall be used by the Borrower to refinance the costs of constructing improvements to the Vessels.

        (c)   The Notice of Borrowing when given shall be irrevocable. Unless the Lender determines that any of the applicable conditions set forth in §4, with respect to the first Advance, and §5, with respect to the second Advance, have not then been satisfied, the Lender will make such Advance to the order of the Borrower prior to the Lender's close of business on each Advance Date by (i) credit in immediately available funds to the Borrower's account maintained with the Lender or (ii) by wire transfer pursuant to the Borrower's instruction.

        §2.2    Notes; Repayment of Principal and Interest.

        (a)    The obligations of the Borrower to repay the Loan and to pay interest thereon from and after an Advance Date, and other sums which may become payable with respect thereto shall be evidenced with respect to each Advance by a separate promissory note of the Borrower, (i) with respect to the first Advance, substantially in the form of Exhibit A-1, and (ii) with respect to the second Advance substantially in the form of Exhibit A-2 (each a "Note", and collectively, the "Notes"), appropriately completed in accordance with the provisions of this Agreement and dated as of each respective Advance Date. If not earlier prepaid pursuant to the scheduled installment payments set forth in the Notes or pursuant to §2.3, the entire remaining principal amount of the Loan shall become immediately due and payable on the date which occurs 84 months after each respective Advance Date, as set forth in each Note, without presentment, demand or further notice of any kind, together with all accrued interest and other amounts then owing by the Borrower to the Lender hereunder and under the other Loan Documents. The principal balance of either of the Notes may be prepaid pursuant to §2.3, provided that no amount of the Loan that is so prepaid shall be available for reborrowing. Partial prepayments of either of the Notes shall be applied to installment payments, in the inverse order of maturity.

        (b)    After the first anniversary of the date of each respective Note, the Borrower may request that the rate of interest payable under the respective Note be converted to a fixed rate. If accepted by the Borrower, such fixed rate shall be set for the remainder of the term of the Loan respecting the Advance evidenced by such Note and shall be offered by the Lender, as determined by the Lender, based on the closest whole-year interest rate swaps reported in the Federal Reserve H-15 Report of the day prior to fixing the rate, plus 300 basis points.

        (c)    Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default that continues for thirty (30) days, the Borrower shall pay to the Lender interest at the Default Rate on the principal of the Loan, and on any other amounts payable by the Borrower under this Agreement or the other Loan Documents (including interest to the extent permitted by law) that is not paid on the due date thereof. In addition, if any payment set forth in the Notes or hereunder shall not be made within ten (10) days of the due date, the Borrower shall pay as an administrative and late charge an amount equal to 5% of the amount of any such overdue payment. All late charges and interest provided for in this §2.2(c) shall be payable on demand. The payment or acceptance of the rate provided by this §2.2(c) or any such late charge shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or otherwise prejudice or limit any rights or remedies of the Lender.

        (d)    In no event shall the amount of interest due or payable under the Loan, the Notes or any of the other Loan Documents, exceed the Highest Lawful Rate, and in the event any such excess is paid by the Borrower or received by the Lender, then such excess sum shall be deemed to be inadvertently paid or received and shall be credited as a payment of principal, unless the Borrower shall notify the Lender that the Borrower elects to have such excess returned to it forthwith. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under applicable Law.

        §2.3    Prepayments.

        (a)    Voluntary Prepayments.    The Borrower shall have the right to prepay the Loan in whole or in part, together with accrued interest, provided that such prepayment shall be accompanied by payment of the applicable Prepayment Premium, and provided further that the Borrower shall give the Lender notice of its intent to prepay the Loan or a portion thereof not later than 2:00 p.m. on the date that is three Business Days prior to the date of prepayment (which prepayment date must be a date upon which a principal installment payment is due under the Note), which notice shall be irrevocable; once given, the principal amount of the Loan designated in the Borrower's notice shall become due and payable on the prepayment date specified therein.

        (b)    Mandatory Prepayments.    The Borrower shall be required to prepay the principal balance of the respective Note relating to a Vessel, together with all accrued interest and any other amounts then owing and constituting Obligations (including the applicable Prepayment Premium), (i) without derogating in any way from §6.16, in an amount equal to 100% of the net proceeds received by the Borrower from the sale or other transfer of legal, equitable or beneficial title of such Vessel or (ii) in an amount sufficient to prepay in whole the Note relating to such Vessel on a date that is not earlier than the date the insurance proceeds are received by the Borrower upon the occurrence of an Event of Loss with respect to such Vessel; provided that, (A) if the Borrower receives proceeds as a result of any of the events described in clauses (i) and (ii) with respect to DBL 105 only (and not the Volunteer Tug), the Borrower shall be required to prepay only an amount equal to 81% of the then outstanding principal balance of the first Advance Note, and (B) if the Borrower receives proceeds as a result of any of the events described in clauses (i) and (ii) with respect to the Volunteer Tug only (and not DBL 105), the Borrower shall be required to prepay only an amount equal to 19% of the then outstanding principal balance of the first Advance Note..

        §2.4    Payments Generally.

        (a)    All payments hereunder shall be made in Dollars and in immediately available funds and shall be made prior to 2:00 p.m. on the date of payment to the principal office of the Lender or such other office as the Lender shall designate in writing. Payments received after 2:00 p.m. shall be deemed to be payments made prior to 2:00 p.m. on the next succeeding Business Day. Interest on the Loan and fees due and payable hereunder and under the Notes or any of the other Loan Documents shall be computed on the basis of the actual number of days elapsed over twelve (12) thirty (30) day months, including the first day but excluding the last day of the relevant period. Any payment which falls due on a day which is not a Business Day shall be rescheduled to the next succeeding Business Day and interest and fees shall continue to accrue to such rescheduled Business Day. The Borrower hereby irrevocably authorizes the Lender to charge any and all of the Borrower's accounts with the Lender for the amount of each such payment (the Lender agreeing to give notice to the Borrower contemporaneously thereof), with the Borrower remaining liable for any deficiency.

        (b)    The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes or under any other Loan Document without setoff, recoupment or counterclaim. All amounts received by the Lender for application to the Obligations (whether voluntary or mandatory payments or prepayments, proceeds from liquidation of Collateral, or otherwise) shall be applied by the Lender in the following order of priority: (i) to the payment of any fees then due and payable, (ii) to the payments of all other amounts not otherwise referred to in this §2.4 then due and payable hereunder or under the other Loan Documents (including any reasonable costs and expenses incurred by the Lender as a result of a Default or an Event of Default), (iii) to the payment of interest then due and payable on the Loan, and (iv) to the payment of principal then due and payable on the Loan. No application of payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights and remedies of the Lender hereunder, under any of the other Loan Documents or under applicable Law.

        §2.5    Increased Costs and Reduced Return.    The Borrower agrees that if any Governmental Authority enacts or promulgates after the date hereof any Law, or any request, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) or any change in the interpretation or administration of any existing Law by any Governmental Authority charged with the administration thereof, which shall either (a) impose, affect, modify or deem applicable any reserve, special deposit, capital maintenance or similar requirement against the Loan, or (b) impose on the Lender any other condition regarding the Loan, this Agreement, or the Notes, or (c) result in any requirement regarding capital adequacy (including any risk-based capital guidelines) affecting the Lender being imposed or modified or deemed applicable to the Lender and the result of any event referred to in clause (a), (b) or (c) above shall be to increase the cost to the Lender of making, funding or maintaining the Loan or to reduce the amount of any sum receivable by the Lender or the Lender's rate of return on capital with respect to the Loan to a level below that which the Lender could have achieved but for such imposition, modification or deemed applicability (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender (in the exercise of its reasonable discretion) to be material, then, upon demand by the Lender in writing, the Borrower shall pay to the Lender, within ten (10) Business Days after receipt of the Lender's written demand and the statement described in the following sentence, additional amounts which shall be sufficient to compensate the Lender for such increased cost or reduced rate of return, provided that the Borrower shall have no obligation to pay any such amount (x) to the extent that such increased cost or reduction in rate of return on capital is a result of any one or more of the following: (1) the Lender's transfer of its interest in the Loan and the Notes to another lending office, (2) circumstances applicable to the Lender but not of general application to other similar lenders, (3) a downgrade in the credit rating accorded the Lender (or an Affiliate of the Lender) by any credit rating agency, or (4) the Lender's unreasonably treating the Loan less favorably than other similarly situated loans in the Lender's loan portfolio, or (y) except after an Event of Default shall have occurred, in the case of any Person that becomes a Lender after the date hereof, to the extent that the amount of the increased cost or reduction in rate of return on capital exceeds the amount of the increased cost or reduction in rate of return on capital that would have been suffered by the Initial Lender if the Initial Lender owned such Person's interest in the Loan. In the absence of manifest error, a statement setting forth the basis for requesting such compensation and the method for, and reasonable calculations for, determining the amount thereof, submitted by the Lender to the Borrower, shall be final, conclusive and binding on all parties for all purposes.

        §2.6    Payments Free and Clear of Taxes.

        (a)    Except as provided in the following sentence, payments of principal, interest, fees and other amounts under this Agreement, the Notes or any other Loan Document or otherwise paid or payable to the Lender (as used in this §2.6, "Payments") shall be made free and clear of, and without deduction by reason of, Indemnified Taxes, all of which shall be paid by the Borrower for its own account not later than the date when due. If the Borrower is required by law or regulation to deduct or withhold any Taxes from any Payment, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate taxing authority not later than the date when due; (iii) deliver to the Lender, promptly and in any event within 15 days after the date on which such Taxes become due, original tax receipts (if reasonably obtainable) or other evidence satisfactory to the Lender of the payment when due of the full amount of such Taxes; and (iv) pay to the Lender forthwith upon request from time to time, such additional amounts as may be necessary so the Lender receives, free and clear of all Taxes (other than Excluded Taxes), the full amount of such Payment stated to be due under this Agreement, the Notes or any other Loan Document as if no such deduction or withholding had been made.

        (b)    The Borrower agrees to indemnify the Lender for the full amount of Indemnified Taxes paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto within ten Business Days after receipt of the Lender's written demand therefore (which written demand shall include or be accompanied by (x) a description in reasonable detail of the Indemnified Tax involved and the calculation of the amount of indemnity demanded and (y) a copy of each written communication which the Lender received from any Governmental Authority or other taxing authority with respect to such Indemnified Tax.

        (c)    If the Borrower pays any Indemnified Tax to any Governmental Authority or other taxing authority, or pays any amount to the Lender pursuant to §§2.6(a)(iv) or 2.6(b) with respect to any Tax:

          (i)    the Borrower shall be subrogated to the rights of the Lender with respect to such Tax, and the Lender shall take such action as the Borrower may reasonably request to enable the Borrower to exercise those rights; and

          (ii)   to the extent that the Lender receives a refund of such Tax, the Lender shall pay the amount of such refund to the Borrower within thirty (30) days after receipt thereof.

        (d)    Notwithstanding any provision to the contrary in the Loan Documents, the Borrower shall have no obligation to pay, or to indemnify the Lender for, any Tax pursuant to this §2.6 to the extent that such Tax has been taken into account in the calculation of any amount paid or payable by the Borrower to the Lender pursuant to §2.5 or §9.

        (e)    The Borrower's deduction or withholding from any Payment any withholding tax that is an Excluded Tax and the Borrower's payment of such Payment reduced by such withholding tax in accordance with this §2.6 shall not be a Default or an Event of Default.

        (f)    If the Lender receives a written claim from any Governmental Authority or other taxing authority for any Indemnified Tax, the Lender shall send a copy of such written claim to the Borrower promptly after receipt thereof. If requested by the Borrower and the Borrower acknowledges, in writing, that such Tax is an Indemnified Tax, the Lender shall contest (or permit the Borrower to contest) such claim in accordance with applicable Law (including appealing any adverse determination) and shall not concede, settle, compromise or discontinue such contest without the Borrower's prior written consent (which shall not be unreasonably withheld) , and the Borrower shall pay the reasonable expenses incurred by the Lender in connection with such contest.

        §2.7    Mitigation Obligations    If the Lender requests compensation under §2.5 hereof or if the Borrower is required to pay any additional amount to any Lender (or to any Governmental Authority for account of any Lender) pursuant to 2.6 hereof or if a change in Law after the date hereof gives rise to a reasonable expectation that such a request or requirement would (but for §2.7) occur, then (if reasonably practicable) the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §2.5 or §2.6 hereof, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay the reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

        If the Lender requests compensation under §2.5 hereof, or if the Borrower is required to pay any additional amount to the Lender (or to any Governmental Authority for account of the Lender) pursuant to §2.6 hereof, or if a change in Law after the date hereof gives rise to a reasonable expectation that such a request or requirement would (but for this 2.7) occur, or if the Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense, upon notice to the Lender, prepay the Loan in whole, subject to the requirements of §2.3(a) hereof other than the requirement to pay the applicable Prepayment Premium, provided, that the Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower. The Borrower shall not be permitted to make any such prepayment free of an otherwise applicable Prepayment Premium under this §2.7 if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to make such prepayment under this paragraph cease to apply.

SECTION 3.    REPRESENTATIONS AND WARRANTIES

        To induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Lender that:

        §3.1    Legal Existence and Good Standing, Etc.

        (a)    The Borrower is a limited partnership validly formed and existing under the laws of the State of Delaware and has all requisite limited partnership or other power to own the Vessels, its other property and conduct its business substantially as presently conducted by it and as proposed to be conducted by it.

        (b)    The Borrower maintains its chief executive office and principal place of business at 3245 Richmond Terrace, Staten Island, New York 10303, at which place its principal books and records are kept.

        (c)    The Borrower is qualified to do business and is in good standing in all jurisdictions in which a failure to be so qualified and in good standing might have a Materially Adverse Effect.

        §3.2    Limited Partnership Power; Consents; Absence of Conflict with Other Agreements Etc.    The execution, delivery and performance of the Loan Documents by the Borrower and the borrowings and transactions contemplated thereby:

          (a)    are within the Borrower's powers as a limited partnership, and have been duly authorized by all necessary limited partnership action of the Borrower and its general partner;

          (b)    do not require any approval or consent of, or filing with, any Governmental Authority bearing on the validity of such instruments and borrowings which is required by any Law and are not in contravention of Law or the terms of the Borrower's partnership agreement or other organizational document, or any amendment of any thereof;

          (c)    will not violate or result in any breach or contravention of or the creation of any Lien under (except in favor of the Lender) any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its properties are bound; and

          (d)    are and will be valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights, and except to the extent that the availability of equitable remedies with respect to such obligations may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

        §3.3    Title to Properties.    K-Sea Transportation and its Subsidiaries own all of their assets reflected in the balance sheet of K-Sea Transportation and its Subsidiaries as at February 29, 2004, or acquired since that date, subject, in the case of the Vessels, to no Liens of record on the collateral except those set forth in Schedule 2. The Borrower has good and marketable title to all items of Collateral pledged by it, free and clear of any Liens, except Permitted Liens. On each Advance Date and thereafter, all Vessels shall be properly documented in the name of the Borrower.

        §3.4    Financial Statements.    The Borrower, has furnished to the Lender a copy of K-Sea Transportation's and its Subsidiaries balance sheets as at February 29, 2004 and statements of income and changes in financial position unaudited for the seven (7) months then ended. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of K-Sea Transportation and its Subsidiaries taken as a whole as at the close of business on the date thereof. There are no liabilities, contingent or otherwise, of the Borrower involving material amounts, known to the officers of the Borrower and not disclosed in said financial statements and the related notes thereto or not reflected in the financial statements most recently delivered in connection with §§6.4(a) or (b).

        §3.5    No Material Changes Etc.    No material adverse changes have occurred in the financial condition or business of K-Sea Transportation and its Subsidiaries taken as a whole as shown on or reflected in the balance sheets or other financial statements delivered on or before the date hereof in the balance sheets or other financial statements most recently delivered in connection with §§6.4(a) or (b).

        §3.6    Franchises, Patents, Copyrights, Licenses, Etc.    The Borrower possesses franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing adequate for the conduct of its business as now conducted without any known conflict with any rights of others.

        §3.7    Litigation.    There are no actions, suits, proceedings or investigations of any kind pending or, to the best knowledge of the Borrower, threatened against the Borrower before any court, tribunal or administrative agency or board which, if adversely determined, might reasonably be expected to, either in any case or in the aggregate have a Materially Adverse Effect or result in any liability not adequately covered by insurance.

        §3.8    No Materially Adverse Contracts, Etc.    The Borrower is not subject to any charter, limited partnership or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of its officers has or is reasonably expected in the future to have a Materially Adverse Effect. The Borrower is not a party to any contract or agreement which in the judgment of its officers has or is reasonably expected to have any Materially Adverse Effect, except as otherwise reflected in adequate reserves.

        §3.9    Compliance with Other Instruments, Laws, Etc.    The Borrower is not in violation of any provision of its charter documents or its partnership agreement or any agreement, lease or other instrument by which it or any of its properties may be bound, or any Law, decree, order, judgment, statute, license, rule or regulation, in a manner which could reasonably be expected to result in the imposition of substantial penalties or otherwise have a Materially Adversely Effect. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans known to the Borrower which reasonably could be expected to interfere with or prevent continued compliance, or which reasonably could be expected to give rise to any common law or statutory liability, under, relating to or in connection with any Environmental Law or otherwise form the basis of any claim, action, proceeding, hearing or investigation under applicable Law based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or Hazardous Material or waste with respect to the Borrower or its business which could reasonably be expected to have a Materially Adverse Effect.

        §3.10    Tax Status.    The Borrower has filed all material federal and state income and all other material tax returns, reports and declarations which the Borrower is required by any applicable Law of any jurisdiction to which it is subject or has obtained an extension for filing such returns, reports and declarations which is still in effect; has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings diligently pursued; and has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no material unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

        §3.11    No Default.    No Default or Event of Default exists at the delivery of this Agreement.

        §3.12    Absence of Liens.    At the time of the making of each Advance hereunder, there will be no financing statement, security agreement or ship mortgage in effect which purports to cover, create, perfect or give notice of any present or possible future Lien on the Vessel being financed with such Advance or rights thereunder, or any other Liens thereon or on any of the other Collateral, except for Permitted Liens or except for Liens with respect to the Existing Revolver, for which an appropriate release or discharge will be filed contemporaneously with the making of such Advance.

        §3.13    Use of Proceeds.    The proceeds of the Loan shall be used to repay the principal portion of indebtedness incurred by the Borrower to finance the construction of the improvements to the Vessels. No portion of the Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" in contravention of Regulations U or X of the Board of Governors of the Federal Reserve System, and the Borrower is not engaged in the business of extending credit to others for such purpose.

        §3.14    Pension Plans.    Neither the Borrower nor any other member of any Controlled Group that includes the Borrower maintains or pays contributions to, or is required to pay contributions to, any Plan.

        The Lender (i) represents and warrants to the Borrower that none of the funds to be used by the Lender to make or maintain the Loan or to acquire or hold the Notes are or will be "assets" (as defined in the regulations to Section 406 of ERISA) of an "employee benefit plan" (as defined in Section 3(3) of ERISA) or of a "plan" (as defined in Section 4975(e)(1) of the Code), and (ii) covenants that (notwithstanding anything herein or in any other Loan Document to the contrary) the Lender will not sell, transfer, assign, or grant a participation in, any part of its interest in the Loan, this Agreement or the Notes to any other Person unless such Person (A) makes (1) a representation and warranty that is equivalent to the representation and warranty contained in clause (i) and (2) the covenant contained in this clause (ii), and (B) agrees to be bound by all of the provisions hereof and of all the other Loan Documents applicable to the Lender.

        §3.15    Holding Company and Investment Company.    The Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a "registered investment company" or an "affiliated company or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

        §3.16    Disclosure.    This Agreement and all certificates and written statements furnished by or on behalf of the Borrower to the Lender in connection herewith (all of which shall constitute representations and warranties made by the Borrower hereunder) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower which has or is expected to have a Materially Adverse Effect, except as has been disclosed previously to the Lender in writing.

        §3.17    Charters.

        (a)    On or before the second Advance Date, the Rio Energy Charter shall have been duly authorized, executed and delivered by the Borrower and (to the knowledge of the Borrower without any independent verification) Rio Energy and constitutes a valid and binding obligation of the Borrower and (to the knowledge of the Borrower without any independent verification) Rio Energy, enforceable in accordance with its terms. All material consents, licenses, approvals or authorizations of, exemptions by, and registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the execution, delivery and performance of the Rio Energy Charter by the Borrower and (to the knowledge of the Borrower without any independent verification) Rio Energy shall have been duly obtained, effected or given and are in full force and effect. Neither the Borrower nor (to the Borrower's knowledge without independent verification) Rio Energy shall be in default in the performance or observance of any material covenant, term or condition contained in the Rio Energy Charter on the second Advance Date. The Borrower shall have fully performed all its obligations under the Rio Energy Charter that can be performed to the second Advance Date and to the best of the Borrower's knowledge no defense, offset, counterclaim or claim has been asserted or alleged against the Borrower with respect to the Rio Energy Charter.

        (b)    The Westport Charter has been duly authorized, executed and delivered by the Borrower and (to the knowledge of the Borrower without any independent verification) Westport and constitutes a valid and binding obligation of the Borrower and (to the knowledge of the Borrower without any independent verification) Westport, enforceable in accordance with its terms. All material consents, licenses, approvals or authorizations of, exemptions by, and registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the execution, delivery and performance of the Westport Charter by the Borrower and (to the knowledge of the Borrower without any independent verification) Westport have been duly obtained, effected or given and are in full force and effect. Neither the Borrower nor (to the Borrower's knowledge without independent verification) Westport is in default in the performance or observance of any material covenant, term or condition contained in the Westport Charter. The Borrower has fully performed all of its obligations under the Westport Charter that can be performed to date and to the best of the Borrower's knowledge no defense, offset, counterclaim or claim has been asserted or alleged against the Borrower with respect to the Westport Charter.

        §3.18    First Lien.

        (a)    Upon filing the Financing Statements and an amendment to terminate the security interest in the Vessels under the Existing Revolver, with the Delaware Secretary of State, the Security Agreement will create a legal, valid and perfected first lien on and first priority security interest in all of the Collateral (other than Collateral that is not perfected by such means) described therein (and any Proceeds thereof), as security for the Obligations, free and clear of all other Liens whatsoever except Permitted Liens. No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, which has been signed by the Borrower or which the Borrower has authorized any other Person to sign or file or record, is on file or of record with any public office, except such as may have been filed by or on behalf of the Borrower in favor of the lenders under the Existing Revolver pursuant to the Loan Documents, which shall be terminated contemporaneously with the filing of the Financing Statements referenced above.

        (b)    Upon execution and filing for recording thereof and of mortgage discharges respecting mortgages granted in connection with the Existing Revolver with the Coast Guard, each Ship Mortgage creates legal, valid and perfected first liens on and first priority security interests in favor of the Lender with respect to all Collateral described therein as security for the Obligations, free and clear of all other Liens whatsoever other than Permitted Liens. No mortgage, pledge, security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, which has been signed by the Borrower or any predecessor-in-interest of the Borrower or which the Borrower has authorized any other Person to sign or file or record, is on file or of record with the Coast Guard or with any other public office.

        §3.19    Environmental Matters.

        (a)    The Borrower and each of its Subsidiaries has obtained all material permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Materially Adverse Effect. The Borrower and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Materially Adverse Effect on their business, financial condition or operations taken as a whole.

        (b)    No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no premium has been assessed and no investigation or review is pending or, to the knowledge of the Borrower without any independent verification, threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials.

        (c)    Except as set forth in the "Legal Proceedings" section on page 29 of K-Sea Transportation's most recent Form 10-Q filed with the Securities and Exchange Commission, no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by the Borrower or any of its Subsidiaries is listed or, to the Borrower's knowledge without any independent verification, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

        (d)    There are no Liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries other than Liens, if any, that do not (i) materially detract from the value of the property or (ii) materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (iii) have a Materially Adverse Effect on the ability of the Borrower or any of its Subsidiaries taken as a whole to perform its obligations under the Loan Documents, and no governmental actions have been taken or, to the knowledge of the Borrower without any independent verification, are in process which might reasonably be expected to subject any of such properties to such Liens or encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

        (e)    Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower without any independent verification, any previous owner, tenant, occupant or user of any property owned, leased or used by the Borrower or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except in compliance in all material respects with all Environmental Laws; nor to the best knowledge of the Borrower have any Hazardous Materials migrated from the properties upon, about or beneath such property, nor, to the best knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except in compliance in all material respects with all Environmental Laws.

        §3.20    Solvency.    The Borrower, after giving effect to the Loan, is solvent.

        §3.21    Survival of Representations and Warranties, Etc.    All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower pursuant to or in connection with this Agreement or any of the Loan Documents (including any such representation or warranty made or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and as of the date of the making of each Advance of the Loan. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution and delivery of this Agreement or any other Loan Document, any investigation or inquiry by the Lender, or by making the Loan under this Agreement.

SECTION 4. CONDITIONS OF FUNDING THE FIRST ADVANCE.

        The obligation of the Lender to fund the first Advance of the Loan shall be subject to the prior satisfaction of the following conditions precedent (in each case, as applicable, as to the Volunteer tug and the DBL 105, each as further described on Schedule 1, (collectively referred to as the "First Advance Vessels") being financed by such Advance). The request by the Borrower for such Advance shall be deemed a certification by the Borrower that the conditions precedent set forth in this !4 have been satisfied:

        §4.1    Execution and Delivery.    All of the Loan Documents (other than the Ship Mortgage relating to the DBL 155 as further described on Schedule 1) shall have been executed and delivered by the Borrower to the Lender. The Borrower shall have executed and delivered a Note for such first Advance in accordance with §2.1.

        §4.2    Westport Charter.    The Westport Charter (a) shall have been executed and delivered by the parties thereto, (b) shall be satisfactory to the Lender in form and substance in its reasonable discretion, and (c) shall be in full force and effect in accordance with its terms.

        §4.3    Representations and Warranties.    The representations and warranties contained in !3 shall have been true and correct at and as of the date on which made and shall also be true and correct at and as of the Advance Date with the same effect as if made at and as of such date.

        §4.4    Performance; No Default.    The Borrower shall have performed and complied with all terms and conditions of the Loan Documents required to be performed or complied with by it prior to or at the time of the Advance Date, and at the time of the Advance Date, there shall exist no Default or Event of Default, nor shall any Default or Event of Default exist or occur after giving effect to the funding of the first Advance of the Loan.

        §4.5    Officer's Certificate.    The Borrower shall have delivered to the Lender an Officer's Certificate certifying that the conditions precedent set forth in §§4.3 and 4.4 are satisfied at and as of the Advance Date.

        §4.6    Certified Copies of Charter Documents.    The Lender shall have received from the Borrower, copies, certified by a duly authorized officer to be true and complete as of the Advance Date, of its partnership agreement, or other organizational document, all as in effect on such date.

        §4.7    Proof of Partnership or General Partner Action.    The Lender shall have received from the Borrower copies, certified by an Authorized Officer to be true and complete as of the first Advance Date, of the records of all partnership actions taken to authorize: (a) its execution and delivery of the Loan Documents (b) its performance of all of its agreements and obligations under each of such documents, and (c) the borrowings and other transactions contemplated by this Agreement.

        §4.8    Incumbency Certificate.    The Lender shall have received from the Borrower an incumbency certificate, dated as of the first Advance Date and signed by an Authorized Officer, giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign the Loan Documents, in its name and on its behalf, (ii) to make application for the Loan, and (iii) to give notices and to take other action on its behalf under this Agreement.

        §4.9    No Material Adverse Change.    No event or change shall have occurred, in the sole judgment of the Lender, that has caused or evidences a Materially Adverse Effect.

        §4.10    Delivery of Notice of Borrowing.    A Notice of Borrowing for such Advance shall have been made by the Borrower in accordance with §2.1.

        §4.11    Original Vessel Documents.    All conditions to the obligation of any party to complete the refinancing of the First Advance Vessels and related transactions, (without waiver of any thereof except with the prior consent of the Lender), shall have been fulfilled, and all requisite actions by any party, including the execution, delivery and filing for recording of the Ship Mortgages respecting the First Advance Vessels and otherwise as appropriate of the Original Vessel Documents and all other necessary documentation, shall have taken place, such that the refinancing of the First Advance Vessels and such related transactions shall be consummated immediately upon disbursement of the Loan in accordance with the terms hereof.

        §4.12    Recordation of Ship Mortgage.    The Lender shall have received satisfactory evidence that the Ship Mortgage for each of the First Advance Vessels has been duly filed for recording with the U.S. Coast Guard National Vessel Documentation Center and to create and perfect a first preferred ship mortgage Lien on all of the Collateral described therein in favor of the Lender.

        §4.13    Opinion of Counsel.    The Lender shall have received on the first Advance Date from Holland & Knight LLP, counsel for the Borrower, a favorable opinion addressed to the Lender and dated such first Advance Date, in form and substance satisfactory to the Lender and its counsel.

        §4.14    Proceedings and Documents.    All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in substance and in form to the Lender and its counsel, and the Lender and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Lender or such counsel may reasonably request.

        §4.15    Appraisal.    The Borrower shall, at its expense, have delivered to the Lender an on-site appraisal of each of the First Advance Vessels, performed by an independent appraiser who is satisfactory to the Lender and which such appraisal shall be satisfactory to the Lender in its absolute discretion.

        §4.16    Recorded Lien Searches.    The Lender shall have received: (a) UCC search reports with respect to the records of the (i) Delaware Secretary of State office, (ii) New York Secretary of State office, and (iii) Richmond County office, and copies of executed Form UCC-3 Financing Statement

Amendments for all financing statements on record against the Borrower and that otherwise would cover any of the Collateral, together with evidence of the filing thereof, and (b) a U.S. Coast Guard Abstract of Title verifying that there are no outstanding ship mortgages recorded with the Coast Guard covering each of the First Advance Vessels or any other assets or rights associated therewith (other than a ship mortgage for which a valid and recordable release shall have been executed and delivered by the mortgagee thereof and filed with the Coast Guard).

        §4.17    Financing Statements.    The Lender shall have received satisfactory evidence that the Financing Statements have been duly filed with the office of the Secretary of State of Delaware and any other filing locations required hereunder to create and perfect a first priority Lien on all of the Collateral relating to the First Advance Vessels being financed in favor of the Lender.

        §4.18    Evidence of Insurance.    The Lender shall have received certificates of insurance covering the First Advance Vessels demonstrating compliance with the insurance requirements of this Agreement and the other Loan Documents.

        §4.19    Delivery of Invoices.    The Lender shall have received copies of all vessel improvement invoices and evidence of payment thereof with respect to the First Advance Vessels.

SECTION 5.    CONDITIONS OF SECOND ADVANCE OF LOAN

        The second advance of the Loan shall be subject to the further conditions precedent set forth below (in each case as to the DBL 155) (the "Second Advance Vessel") being financed by such second Advance). The request by the Borrower for such Advance shall be deemed a certification by the Borrower that the conditions precedent set forth in this §5 have been satisfied.

        §5.1    Delivery of Notice of Borrowing.    A Notice of Borrowing for such Advance shall have been made by the Borrower in accordance with §2.1.

        §5.2    Execution and Delivery of Note.    The Borrower shall have executed and delivered a Note for such second Advance in accordance with §2.1.

        §5.3    Rio Energy Charter.    The Rio Energy Charter (a) shall have been executed and delivered by the parties thereto, (b) shall be satisfactory to the Lender in form and substance, in its reasonable discretion, and (c) shall be in full force and effect in accordance with its terms.

        §5.4    Representations and Warranties.    Each of the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the second Advance Date to the same extent as though made on and as of that date.

        §5.5    Performance; No Default.    The Borrower shall have performed and complied with all terms and conditions of the Loan Documents required to be performed and complied with by it on or before the second Advance Date and on such Advance Date there shall exist no Default or Event of Default, nor shall the making of the second Advance by the Lender result in a Default or Event of Default.

        §5.6    Original Vessel Documents.    All conditions to the obligation of any party to complete the refinancing of the Second Advance Vessel and related transactions, (without waiver of any thereof except with the prior consent of the Lender), shall have been fulfilled, and all requisite actions by any party, including the execution, delivery and filing for recording of the Ship Mortgage respecting the Second Advance Vessel and otherwise as appropriate of the Original Vessel Documents and all other necessary documentation, shall have taken place, such that the refinancing of the Second Advance Vessel and such related transactions shall be consummated immediately upon disbursement of the Loan in accordance with the terms hereof.

        §5.7    Recordation of Ship Mortgage.    The Lender shall have received satisfactory evidence that the Ship Mortgage for the Second Advance Vessel has been duly filed for recording with the U.S. Coast Guard National Vessel Documentation Center and to create and perfect a first preferred ship mortgage Lien on all of the Collateral described therein in favor of the Lender.

        §5.8    Opinion of Counsel.    The Lender shall have received on the second Advance Date from Holland & Knight LLP, counsel for the Borrower, a favorable opinion addressed to the Lender and dated such second Advance Date, in form and substance satisfactory to the Lender and its counsel.

        §5.9    Proceedings and Documents.    All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in substance and in form to the Lender and its counsel, and the Lender and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Lender or such counsel may reasonably request.

        §5.10    Appraisal.    The Borrower shall, at its expense, have delivered to the Lender an on-site appraisal of the Second Advance Vessel, performed by an independent appraiser who is satisfactory to the Lender and which such appraisal shall be satisfactory to the Lender in its absolute discretion.

        §5.11    Recorded Lien Searches.    The Lender shall have received: (a) UCC search reports with respect to the records of the (i) Delaware Secretary of State office, (ii) New York Secretary of State office and (iii) Richmond county clerk's office, and copies of executed Form UCC-3 Financing Statement Amendments for all financing statements on record against the Borrower and that otherwise would cover any of the Collateral, together with evidence of the filing thereof, and (b) a U.S. Coast Guard Abstract of Title verifying that there are no outstanding ship mortgages or other Liens recorded with the Coast Guard covering the Second Advance Vessel or any other assets or rights associated therewith (other than a ship mortgage for which a valid and recordable release shall have been executed and delivered by the Mortgagee thereof and filed with the Coast Guard).

        §5.12    Financing Statements.    The Lender shall have received satisfactory evidence that the Financing Statements have been duly filed with the office of the Secretary of State of Delaware and any other filing locations required hereunder to create and perfect a first priority Lien on all of the Collateral relating to the Second Advance Vessel being financed in favor of the Lender.

        §5.13    No Material Adverse Change.    No event or change shall have occurred, in the sole judgment of the Lender, that has caused or evidences a Materially Adverse Effect.

        §5.14    Evidence of Insurance.    The Lender shall have received certificates of insurance covering the Second Advance Vessel demonstrating compliance with the insurance requirements of this Agreement and the other Loan Documents.

        §5.15    Delivery of Invoices.    The Lender shall have received copies of all vessel improvement invoices and evidence of payment thereof with respect to the Second Advance Vessel.

        §5.16    Officer's Certificate.    The Borrower shall have delivered to the Lender an Officer's Certificate certifying that the conditions precedent set forth in §§4.3 and 4.4 are satisfied at and as of the second Advance Date.

SECTION 6.    AFFIRMATIVE COVENANTS.

        The Borrower covenants and agrees that so long as the Loan remains outstanding and unpaid:

        §6.1    Punctual Payment.    The Borrower shall duly and punctually pay or cause to be paid the installment payments of principal and interest on the Loan, and any other amounts at any time owing hereunder or under the Notes or other Loan Documents, all in accordance with the terms of this Agreement, the Notes, and the other Loan Documents.

        §6.2    Maintenance of Offices.    The Borrower shall maintain a place of business at the location specified in §13, or at such other place in the United States of America as it shall designate upon written notice, addressed as provided in §13, to the Lender where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

        §6.3    Records and Accounts.    The Borrower shall keep true records and books of account in which full, true and correct entries shall be made in accordance with GAAP and maintain adequate accounts and reserves for all Taxes, all depreciation, depletion, obsolescence and amortization of their properties, all contingencies, and all other reserves.

        §6.4    Financial Statements, Certificates, and Other Information.    The Borrower shall deliver to the Lender:

          (a)    As soon as practicable and, in any event, within (i) 120 days after the end of each fiscal year, consolidated balance sheets of K-Sea Transportation and its Subsidiaries as at the end of such fiscal year, and consolidated statements of income, cash flow and members' equity, each for the fiscal year then ended and each setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and a report and opinion of the Borrower's independent accountants, which report and opinion shall have been prepared in accordance with GAAP;

          (b)    As soon as practicable and, in any event, within 60 days after the end of each of the first three quarters during each fiscal year of the Borrower, an unaudited consolidated balance sheet of K-Sea Transportation and its Subsidiaries as at the end of such quarter, and consolidated statement of income, cash flow and members' equity, each for the portion of the fiscal year then ended, each in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments), certified to the Lender by the chief financial officer or other financial officer of such entity;

          (c)    Promptly upon receipt thereof, copies of all management letters and other reports of substance which are submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants;

          (d)    As soon as practicable and, in any event, within 10 days after the issuance thereof, copies of such other financial statements and reports as the Borrower shall send to their partners, members or stockholders, and copies of all regular and periodic reports which the Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefore, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state;

          (e)    With reasonable promptness, such financial information (including consolidating financial statements) or other data as the Lender reasonably may request;

          (f)    Concurrently with the delivery of each financial statement pursuant to paragraphs (a) and (b) of this §6.4, a compliance certificate substantially in the form of Exhibit F (the "Compliance Certificate"); and

          (g)    Simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) of this §6.4, a copy of the certification signed by the principal executive officer and the principal financial officer of K-Sea Transportation (each a "Certifying Officer") as required by Rule 13A-14 under the Securities Exchange Act of 1934 and a copy of the internal controls disclosure statement by such Certifying Officer as required by Rule 13A-15 under the Securities

  Exchange Act of 1934, each as included in K-Sea Transportation's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the applicable fiscal period.

        Notwithstanding the forgoing, the Lender agrees to obtain the financial information required above in §6.4(a), (b), (c), and (d) via public filings made by K-Sea Transportation with the Securities and Exchange Commission by the Borrower, so long as such information is available via such public filings.

        §6.5    [Intentionally omitted.]

        §6.6    Business and Limited Partnership Existence.    The Borrower shall (a) keep in full force and effect its limited partnership existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business, and (b) comply with (i) the applicable Laws wherever its business is conducted to the extent non-compliance could reasonably be expected to have a Materially Adverse Effect, (ii) the provisions of its partnership agreement, or other organizational document, and (iii) all agreements, and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments to the extent non-compliance could reasonably be expected to have a Materially Adverse Effect.

        §6.7    Payment of Taxes.    The Borrower shall pay when due all lawful Taxes imposed upon it or upon its income or profit or upon any property, real, personal or mixed, belonging to it, provided that the Borrower shall not be required to pay any such Tax if the validity thereof is being contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reasonable reserves with respect to such Tax.

        §6.8    Inspection of Properties and Books.    So long as any of the Notes are outstanding the Lender or its designated agent or representatives shall have the right to visit and inspect for any purpose the Collateral, including the Vessels, to examine the books of account of the Borrower and any other documents required of the Borrower hereunder or otherwise reasonably related to the transactions contemplated hereunder (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Lender may reasonably request. The costs of any such examination shall be for the account of the Lender, provided that following the occurrence and during the continuation of any Default, all such reasonable costs shall be charged to the Borrower.

        §6.9    Licenses and Permits.    If at any time while any of the Notes are outstanding, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower shall promptly take or cause to be taken all steps reasonably necessary to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof.

        §6.10    Pension Plans.    With respect to any period of time during which the Borrower or any other member of a Controlled Group that includes the Borrower maintains or is required to pay contributions to a Plan Borrower shall:

          (a)    Fund, or cause the Plan sponsor or adopting employer to fund, such Plan as required by the provisions of Section 302 of ERISA and Section 412 of the Code except where failure to do so would not result in a material liability to the Borrower and make, or cause the Plan sponsor or adopting employer to make, all material contributions to such Plan required pursuant to any applicable collective bargaining agreement;

          (b)    Furnish promptly to the Lender a copy of any notice of termination of such Plan required to be sent to the Pension Benefit Guaranty Corporation and a copy of any notice, report or demand sent or received by or with respect to such Plan pursuant to Sections 4041, 4041A, 4042, 4043, 4062, 4063, 4065, 4066 or 4068 of ERISA or under subtitle E of Title IV of ERISA;

          (c)    Furnish promptly to the Lender a copy of all Forms 5500, Forms 5500-C and/or Forms 5500-R relating to such Plan, together with all attachments thereto, including any actuarial statement relating to such Plan required to be submitted under Section 103(d) of ERISA;

          (d)    Furnish the Lender with copies of any request for waiver from the funding standards or extension of the amortization periods required by Section 303 and 304 of ERISA or Section 412 of the Code with respect to any Plan no later than the date on which the request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be;

          (e)    Promptly notify the Lender of any "complete withdrawal", "partial withdrawal" or "reorganization" with respect to any Plan as such terms are defined in ERISA; and

          (f)    With respect to any Plan, promptly notify the Lender upon the occurrence of any "reportable event" as defined in Section 4043(c) of ERISA, other than a "reportable event" for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation.

        §6.11    Environmental and Safety Matters.    The Borrower shall:

          (a)    Promptly report to the Lender upon becoming aware thereof (a) the introduction of any Hazardous Material onto any facility owned or operated by the Borrower if the introduction thereof reasonably could be expected to have a Materially Adverse Effect and (b) the initiation of any action, suit, proceeding, investigation or regulatory action against the Borrower or in connection with any such facility relating to any Release of Hazardous Materials if such could reasonably be expected to have a Materially Adverse Effect.

          (b)    Promptly deliver to the Lender copies of (a) all reports (other than routine reports regularly submitted in the ordinary course of business) submitted to any Governmental Authority by the Borrower in connection with either the presence of Hazardous Materials at any facility owned or operated by the Borrower or any other environmental matter relating to such facility, and (b) all reports, notices, and correspondence transmitted to the Borrower by any Governmental Authority in connection with either the presence of any Hazardous Materials at or near any such facility or any other environmental matter relating to such facility.

          (c)    Except for Hazardous Materials that the Borrower uses, transports or stores or that a lessee or charterer of the Borrower uses, stores or transports in the ordinary course of its business and in compliance with all applicable Laws and in accordance with the terms of any applicable lease or charter documents, keep all of its properties or assets free of Hazardous Materials. The Borrower shall comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants with all Environmental Laws and all Laws relating to occupational safety or health and shall obtain and comply with, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. The Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other action necessary to clean up and remove all Hazardous Materials, on, from or affecting any of its properties or assets as required by all applicable material Laws, except as such laws, ordinances, rules, regulations, orders or directives may be contested by the Borrower in good faith by appropriate proceedings and for which adequate reserves have been established in conformity with GAAP.

          (d)    Defend, indemnify, and hold harmless the Lender and its directors, officers, employees, affiliates, representatives and agents (each an "Indemnified Party") from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against such Indemnified Party (unless resulting from the gross negligence or willful misconduct of an Indemnified Party or occurring after the Lender shall have become a mortgagee in-possession subsequent to an Event of Default), arising out of, or in any way related to: (a) the Release or threatened Release of any Hazardous Materials on, at or from any property at any time owned, operated or occupied by the Borrower; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of Laws which are based upon or in any way related to such Hazardous Materials or to any environmental matter, including reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.

  §6.12    Indemnities, Etc.

          (a)    The Borrower shall indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable legal fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the ownership, operation or other use (whether authorized or not) of the Vessels, the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan, except to the extent that such claim, damage, loss, liability, cost, or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's or such Lender's (as a mortgagee-in-possession) gross negligence or willful misconduct or (ii) is a tax, levy, impost, duty, assessment, fee or other charge imposed by any Governmental Authority or other taxing authority or a fine, penalty, interest charge or other additional charge with respect thereto (it being agreed that §2.6 sets forth the Borrower's obligations with respect to such liabilities, costs and expenses), or (iii) is an ordinary and usual operating, administrative or overhead expense of any Lender and is not caused directly by an Event of Default. In the case of an investigation, litigation or other proceeding to which the indemnity in this §6.12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise is a party thereto and whether or not the transactions contemplated hereby are consummated. In respect of any litigation commenced with respect to this §6.12, (i) the Borrower shall be entitled to control and direct its defense if an Event of Default shall not have occurred and be continuing and (ii) the Borrower shall be entitled to participate with the Lender in the Borrower's defense if no Event of Default shall have occurred and be continuing hereunder provided that the Borrower, prior to commencing its defense or participating in any defense of such litigation pursuant to the foregoing clauses (i) and (ii), confirms and acknowledges, in writing, its indemnification obligation with respect to such claim under this §6.12. Notwithstanding the foregoing, the Borrower shall not be required to indemnify any Indemnified Party for any settlement reached without the prior consent of the Borrower (which consent shall not be unreasonably withheld) or for any judgment entered into against an Indemnified Party if the Borrower shall have not been afforded an opportunity to participate, at its expense, in the defense of the claim. The Borrower agrees not to assert any claim against the Lender, any of its affiliates, or any of its respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan, other than fraud or intentional misconduct.

          (b)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this §6.12 shall survive the payment in full of the Loan and all other amounts payable under this Agreement.

        §6.13    Performance of Charters.    The Borrower shall perform and comply in all material respects with all of its obligations under the Charters and all other agreements to which it is a party or by which it is bound relating to the Collateral, and shall use reasonable efforts to cause each other party thereto to so perform and comply.

        §6.14    Notice of Default, Charters, Etc.    The Borrower shall promptly upon becoming aware thereof give written notice to the Lender of: (a) the occurrence of any Default or Event of Default, (b) any litigation or proceeding affecting the Borrower or any of its properties or assets of which, if adversely determined, might have a Materially Adverse Effect, (c) any dispute between the Borrower and any Governmental Authority that might materially interfere with its normal business operations, and (d) any material default by any party under the Rio Energy Charter or the Westport Charter.

        §6.15    Notice of Material Claims and Litigation.    The Borrower shall promptly notify the Lender of the commencement of any claims, actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any Governmental Authority in an amount in excess of $100,000, if relating to one or all of the Vessels, or which, if adversely determined, would have a Materially Adverse Effect.

        §6.16    No Disposition of Collateral.    The Borrower shall obtain the prior written consent of the Lender (which may be granted or denied in the Lender's sole discretion), prior to the sale, conveyance, transfer, exchange, lease, or on a bareboat basis charter or disposition by the Borrower of all or any part of the Collateral or the Borrower's otherwise relinquishing possession of any of the Collateral.

        §6.17    Borrower's Title; Lender's Security Interest.    (a) The Borrower shall warrant and defend its good and marketable title to the Collateral and the Lender's perfected first priority security interest in the Collateral, against all claims and demands whatsoever. (b) The Borrower shall, at its expense, take such action (including the obtaining and recording of waivers) as may be necessary to prevent any third party from acquiring any right to or interest in the Collateral, and if at any time any Person shall claim any such right or interest, the Borrower shall, at its expense, cause such claim to be waived in writing or otherwise eliminated to the Lender's satisfaction within 30 days after such claim shall have first become known to the Borrower.

        §6.18    Compliance with Laws and Regulations.    The Borrower shall comply with all laws, regulations, directives and orders of any and all local, state, federal and other governmental agencies and authorities having jurisdiction over it or its property, non-compliance with which could reasonably be expected to cause a Materially Adverse Effect.

        §6.19    Further Assurances.    The Borrower shall promptly, at any time and from time to time, at its sole expense, execute and deliver to the Lender such further instruments and documents, (including the execution of a replacement promissory note due to loss or destruction of a Note, and take such further action, as the Lender may from time to time reasonably request in order to carry out to the Lender's satisfaction of the transactions contemplated by this Agreement and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender, hereby and under the other Loan Documents, including the execution, delivery, recordation and filing of financing statements and continuation statements. The Borrower hereby authorizes the Lender, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements without the signature of the Borrower thereon and to file as valid financing statements in the applicable financing statement records, any financing statement executed in connection herewith. The Borrower will pay, or reimburse the Lender for, any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Lender's security interest in the Collateral, including all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payments or discharges of Taxes or Liens upon or in respect of the Collateral, premiums for insurance required to be obtained pursuant to the Loan Documents with respect to the Collateral and all other reasonable fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Lender's interests therein, whether through judicial proceedings or otherwise, or in connection with defending or prosecuting any actions, suits or proceedings arising out of or related to the Collateral; and all such reasonable amounts that are paid by the Lender shall, until reimbursed by the Borrower, constitute Obligations of the Borrower secured by the Collateral.

        §6.20    Casualty Occurrence.    In the event of any material (involving damages to any party thereto in excess of $250,000) casualty with respect to any Collateral or Vessel, the Borrower shall give the Lender written notice of such casualty promptly after discovering or receiving notice of the casualty, which notice shall identify the affected Collateral or other Vessel. The Borrower shall, within a reasonable period of time, remedy or repair such casualty to bring the Collateral into conformity with the provisions of this Agreement unless such casualty shall constitute an Event of Loss and the provisions of §2.3(b) apply.

SECTION 7.    NEGATIVE COVENANTS; FINANCIAL COVENANTS.

        The Borrower covenants and agrees that so long as the Loan remains outstanding and unpaid, it shall not:

        §7.1    Transactions with Affiliates.    Except as otherwise provided herein, enter into or consummate any transaction with any Affiliate of the Borrower unless such transaction is:

          (a)   entered into in the ordinary course of business of the Borrower and pursuant to the reasonable requirements of the Borrower's business; and

          (b)   is upon terms no more or less favorable to the Borrower than would be the case if such transaction were an arm's-length transaction effected with a Person other than an Affiliate.

        §7.2    Amendment of Rio Energy Charter or Westport Charter.    Enter into any amendment or supplement to the Rio Energy Charter or the Westport Charter, or grant to any other party a waiver of its obligations thereunder or agree (temporarily or permanently) to forbear against exercising available remedies as a consequence thereof which would result in a Materially Adverse Effect, without the prior written consent of the Lender.

        §7.3    Terminate Pension Plan.    Terminate, withdraw from, or permit the termination of any Plan unless the asset value of such Plan is then at least equal to the value of the benefits guaranteed by the Pension Benefit Guaranty Corporation if such termination could reasonably be expected to have a Materially Adverse Effect.

        §7.4    ERISA.    Permit any Plan maintained by it to (a) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) which could reasonably be expected to result in material liability for excise taxes or fiduciary liability under Section 406 of ERISA, (b) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (c) terminate any Plan in a manner that could reasonably be expected to result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA if the material liability described in clause (a) or the accumulated funding deficiency described in clause (b) or the lien or encumbrance described in clause (c) could reasonably be expected to have a Materially Adverse Effect.

        §7.5    Minimum Tangible Net Worth.    As of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2004, permit Tangible Net Worth to be less than $85,000,000.

        §7.6    Fixed Charge Coverage.    As of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2004, permit the ratio of (a) EBITDA, less Maintenance CAPEX, for the four consecutive quarters ended on such date, to (b) Fixed Charges for the four consecutive quarters ended on such date, to be less than 3.00 to 1.

        §7.7    Maximum Funded Debt to EBITDA.    As of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2004, permit the ratio of (a) Funded Debt, for the four consecutive quarters ended on such date, to (b) EBITDA, less any earnings attributable to assets financed by secured nonrecourse obligations, for the four consecutive quarters ended on such date, to exceed 3.25 to 1.

        §7.8    Net Worth Leverage Ratio.    As of the end of each fiscal year, permit the ratio of (a) total liabilities (excluding deferred taxes), less Subordinated Indebtedness, to (b) Tangible Net Worth, to be greater than 2.00 to 1.

SECTION 8.    EVENTS OF DEFAULT; ACCELERATION.

        §8.1    Events of Default.    The occurrence of any one or more of the following events or conditions shall constitute an "Event of Default" hereunder regardless of the reason for such event and whether it shall be voluntary or involuntary or within or without the control of the Borrower or be effected by operation of or pursuant to any Law:

          (a)   if the Borrower shall fail to make any payment not more than three (3) Business Days after the due date thereof of any principal or interest on any Note or other amount provided for hereunder whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

          (b)   If the Borrower shall default in the performance of or compliance with any term contained in §§6.6, 6.10(a), 6.10(b), or 6.16; 6.17(a) or §§7.2, 7.3, 7.4, 7.6, 7.7 or 7.8; or

          (c)   If the Borrower shall default in the performance or compliance with any term contained in §§6.9, 6.14, 6.17(b), or 7.5, and such default shall continue for more than thirty (30) days; or

          (d)   if the Borrower shall default in the performance of or compliance with any term contained herein, or in the performance of or compliance with any other term contained in any of the other Loan Documents (other than those referred to in the foregoing paragraphs (a), (b) and (c)), and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender; or

          (e)   if any representation, warranty or certification made in writing by or on behalf of the Borrower herein or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

          (f)    if the Borrower makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator or receiver or custodian (or similar official) of itself or of any substantial part of its assets or commences any proceeding or case relating to it under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or

          (g)   if any such petition or application is filed or any such proceeding or case is commenced against the Borrower and such party indicates its approval thereof, consent thereto or acquiescence therein or an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating the Borrower bankrupt or insolvent, or approving a petition in any such proceeding or a decree or order for relief is entered in respect of the Borrower in an involuntary case under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and such order remains in effect for more than sixty (60) days, whether or not consecutive; or

          (h)   if any order is entered in any proceeding by or against the Borrower decreeing or permitting its dissolution or split-up or the winding up of its affairs; or

          (i)    if the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debt generally; or

          (j)    if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final unappealable judgment against the Borrower, which with other outstanding final unappealable judgments, undischarged, against the Borrower, exceed in the aggregate $500,000 (other than amounts that are subject to insurance coverage); or

          (k)   if any of the Security Documents shall for any reason cease to be in full force and effect or any Security Document or the Lien purported to be granted thereby shall become adjudged by a competent court to be invalid or unenforceable against a party thereto other than the Lender; or

          (l)    if the Borrower shall (i) default (as principal or guarantor or other surety) in the payment of any principal of, premium, if any, or interest on any Indebtedness to the Lender (or its affiliates) or any other Indebtedness in excess of $500,000, in any single amount or in aggregate, in original principal amount in respect of borrowed money or credit received, or (ii) shall default in the performance of or compliance with any other term, covenant, provision or obligation contained in any agreement or instrument evidencing or securing such Indebtedness and the holder or holders of such Indebtedness shall have accelerated the maturity thereof or commenced the exercise of any other remedies in respect of such default; or

          (m)  if any "Mortgage Event of Default" as defined in any Ship Mortgage or any Event of Default (as defined in the Security Agreement) shall occur; or

          (n)   if the Borrower shall terminate its existence by merger, consolidation, sale of substantially all of its assets, dissolution or otherwise; or

          (o)   if 20% or more of the then outstanding partnership interests of the Borrower shall be acquired by any Person, entity or group who are not such owners or affiliates thereof on the date of execution of this Agreement.

          (p)   if the Borrower shall fail to deliver evidence of payment of (i) any outstanding "holdback" amount (x) with respect to the First Advance Vessels, by August 15, 2004, and (y) with respect to the Second Advance Vessel, by the date which is ninety (90) days after the date of the Second Advance, and (ii) all of the other invoices for work completed on the First Advance Vessels, no later than ten (10) Business Days from the date hereof.

        §8.2    Remedies.    (a) Upon the occurrence of an Event of Default described in §§8.1(f), (g) or (h) , immediately and automatically, and upon the occurrence of any other Event of Default, and at any time thereafter while such Event of Default is continuing, at the option of the Lender and upon the Lender's declaration:

          (i)    the unpaid principal amount of the Loan together with accrued interest and any applicable Prepayment Premium, and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

          (ii)   the Lender may exercise any and all rights the Lender has under this Agreement, the Loan Documents, or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Lender's rights by any action at law, in equity or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, including the obtaining of the ex-parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender, including the exercise of remedies against the Collateral under the Security Documents.

          (iii)  Right of Set-off; Adjustments.    (i) During the continuance of any Event of Default, the Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the

  Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes, irrespective of whether the Lender shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this §8.2(c) are in addition to other rights and remedies (including other rights of set-off) that the Lender may have.

          (iv)  Other Remedies.    Unless and except to the extent expressly provided for to the contrary herein, the rights of the Lender specified herein shall be in addition to, and not in limitation of, the Lender's rights under any statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by the Borrower or any third party in favor of the Lender, all of which may be exercised successively or concurrently.

          (v)   Cash Collection System.    In addition to any other right of the Lender hereunder and under applicable Law, effective upon demand by the Lender at any time and from time to time that an Event of Default exists, the Borrower shall cause all payments that the Borrower receives under the Charters, and all other payments that the Borrower receives as a result of its ownership and operation of the Vessels, to be deposited in a deposit account maintained at an Affiliate of the Lender. The Borrower expressly authorizes the Lender hereunder to apply all such funds deposited in such account to the obligations as they come due hereunder and under the other Loan Documents in the manner set forth in §2.4(b)

          (b)   Notwithstanding anything to the contrary contained in clause (a) above, the Lender shall not exercise any of the remedies set forth in clause (a) or any other remedies available under applicable Law if the exercise of such remedies shall invalidate the qualification of any of the Vessels to operate in the coastwise trade.

SECTION 9.    EXPENSES.

        The Borrower will pay on demand all reasonable out-of-pocket expenses of the Lender (including reasonable fees of outside counsel) in connection with: the negotiation, preparation, execution, and delivery of this Agreement, the other Loan Documents or other documents executed in connection therewith; any advice or analysis from outside counsel, accountants or other professionals retained by the Lender from time to time in connection with this Agreement or the transactions contemplated hereby; any amendment, waiver, or consent from time to time related thereto; and the Lender's exercise, preservation or enforcement of any of its rights, remedies or options hereunder or thereunder after the occurrence and during the continuation of an Event of Default, including in all such cases the reasonable fees of outside legal counsel and any local counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with any travel or other costs relating to any appraisals conducted in connection with the Obligations or any Collateral therefore after the date of this Agreement; and the amount of all such expenses shall, until paid, bear interest at the Interest Rate applicable to principal hereunder (including any default rate). After the occurrence and during the continuance of an Event of Default, the Borrower shall pay the reasonable costs of any field audit examinations that the Lender in its discretion may conduct and shall also pay all reasonable out-of-pocket expenses of the Lender in connection with the exercise, preservation or enforcement of any of its rights, remedies or options under any of the Security Documents.

SECTION 10.    SURVIVAL OF COVENANTS.

        All covenants, agreements, representations and warranties made herein and in any certificates or other papers delivered by or on behalf of the Borrower pursuant hereto are material and shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by them, and shall survive the making of the Loan, as herein contemplated, and shall continue in full force and effect so long as the Loan or other amounts due under the Loan Documents and the Notes remain outstanding and unpaid. All statements contained in any certificate or other paper delivered to the Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

SECTION 11.    CONFIDENTIALITY.

        The Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to the Lender by the Borrower, under this Agreement or any other Loan Document, and neither the Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that the Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of the Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) to the extent required in connection with any litigation or proceeding to which the Lender, or its respective affiliates, may be party; (E) to the extent the Lender is required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Lender's independent auditors and other professional advisors; (G) to any Eligible Assignee or participant (including prospective institutions that may become assignees or participants pursuant to §12), provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lender hereunder; (H) as to the Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is a party or is deemed a party with the Lender or such Affiliate; and (I) to its Affiliates.

SECTION 12.    SUCCESSORS AND ASSIGNS; PARTICIPATIONS.

        §12.1    Successors and Assigns.    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender shall bind and inure to the benefit of their respective successors and assigns. Notwithstanding the foregoing, the Borrower shall not be entitled to assign any of its rights or obligations hereunder.

        §12.2    Assignments.

        (a)    The Lender may, at its expense (unless such assignment is initiated by the Borrower) assign to one or more Eligible Assignees (but not to exceed five Lenders hereunder at any one time) all or a portion (not less than $3,000,000) of its interests, rights and obligations under this Agreement and the other Loan Documents, including all or a portion of the Loan at the time made by or owing to it, provided (i) that the parties to each such assignment shall execute and deliver to the Lender an Assignment and Acceptance in the form set forth as Exhibit D (an "Assignment and Acceptance"). Upon acceptance and recording pursuant to §12.6, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Business Days after the execution thereof), (A) the Eligible Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the same rights and obligations as the Lender under this Agreement, and (B) the Lender shall be released from any obligations under this Agreement with respect to the interests assigned, provided that in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender's rights and obligations under this Agreement, the Lender shall continue to be entitled to the benefits of §2.5 and §2.6, as well as to any fees or amounts accrued for its account hereunder and not yet paid. An Eligible Assignee shall be entitled to sell participations in its interests, rights and obligations under this Agreement and the other Loan Documents, as provided in §12.3, and shall be entitled to grant assignments thereof pursuant to an Assignment and Acceptance and otherwise in accordance with this §12.

          (b)   By executing and delivering an Assignment and Acceptance, the Lender and Eligible Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (ii) the Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such Eligible Assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to §6.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Eligible Assignee shall independently and without reliance upon the Lender or any other Eligible Assignee or Participant and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions under this Agreement, and (v) such Eligible Assignee agrees that it shall perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as an Eligible Assignee.

          (c)   If, pursuant to this §12.2, any interest in this Agreement is assigned to any Eligible Assignee which is not incorporated or organized under the laws of the United States or a state thereof, the Lender shall cause such Eligible Assignee to agree that, on or prior to the effective date specified in the Assignment and Acceptance, it will deliver to the Borrower (i) two valid, duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8EC1 or applicable successor form, as the case may be, certifying in each case that such Eligible Assignee is entitled to receive payments made under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, and (ii) a valid, duly completed Internal Revenue Service Form W-8BEN or W-9 or applicable successor form, as the case may be, to establish an exemption from United States backup withholding tax. The Eligible Assignee which delivers to the Borrower a Form W-8BEN or W-8EC1 and Form W-8BEN or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower two copies of the Form W-8BEN or W-8EC1 and Form W-8BEN or W-9, or applicable successor forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form W-8BEN or W-8EC1 that such Eligible Assignee is entitled to receive payments made under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless any change in treaty, law or regulation or official interpretation thereof has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Eligible Assignee from duly completing and delivering any such form with respect to it and such Eligible Assignee advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN or W-9, establishing an exemption from United States backup withholding tax.

        §12.3    Participations.    The Lender and the Eligible Assignee may, at their respective expense, sell to one or more Persons (each, a "Participant") participations in all or a portion (not less than $1,000,000) of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of any Commitments and the Loans owing to it), provided that (i) the Lender or such Eligible Assignee shall remain solely responsible for the performance of its obligations under this Agreement, (ii) the Participant shall be entitled to the benefit of the cost protection provisions and indemnities contained in §§2.5 and 6.12, but shall not be entitled to receive any greater payment thereunder than the selling Lender or Eligible Assignee would have been entitled to receive with respect to the interest so sold if such interest had not been sold, and (iii) the Borrower, the Lender (in the case of a sale of any participation interest by an Eligible Assignee), and any Eligible Assignee shall continue to deal solely and directly with the Lender or Eligible Assignee in connection with its rights and obligations under this Agreement. A Participant shall not be entitled to require the Lender to take or omit to take any action hereunder except in connection with any of the following: (i) or any amendment that subjects the Lender to any additional obligations; (ii) a reduction of the principal of or interest on the Notes, or of any fees payable hereunder; (iii) a postponement of any date fixed for any payment in respect of principal of or interest on the Notes or any fees payable hereunder; (iv) the release of any Collateral from the Lien of the Loan Documents.

        §12.4    Disclosures.    The Lender and any Eligible Assignee may, in connection with any proposed assignment (by such Lender) or participation (by the Lender or the Eligible Assignee) pursuant to this §12, disclose to the proposed Eligible Assignee or Participant any information in its possession relating to the Borrower, provided that prior to any such disclosure, each such Eligible Assignee or Participant or proposed Eligible Assignee or Participant shall execute an agreement whereby such Eligible Assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to any the Borrower received from such Participant.

        §12.5    Federal Reserve Bank.    The Lender, Eligible Assignee and Participants may at any time pledge or assign all or any portion of their rights under this Agreement to a Federal Reserve Bank.

        §12.6    Register; Notes.

        (a)    The Initial Lender agrees to act as agent for the Borrower (the "Registration Agent") and in that capacity to establish and shall maintain at its address referred to in §13 a register (the "Lender Register") in which it shall record the name and address of each Lender hereunder and the principal amount of the Loan owing to each Lender from time to time. The entries in the Lender Register shall be final and binding for all purposes, absent manifest error, and the Borrower shall treat each Person whose name is recorded in the Lender Register as a Lender for all purposes of the Loan Documents.

        (b)    Upon receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, together with the Note or Notes subject to such assignment, the Registration Agent shall record the relevant information contained in the Assignment and Acceptance in the Lender Register, and the Borrower (i) shall execute and deliver to the Assignee in exchange for the surrendered Note or Notes a new Note made payable to the Assignee in an amount equal to the principal amount of the Loan acquired by the Assignee, and (ii) if the assigning Lender assigned less than its entire interest in the Loan, execute and deliver to the assigning Lender a new Note made payable to the assigning Lender in an amount equal to the principal amount of the Loan retained by the assigning Lender. The sum of the principal amounts of the new Notes shall be equal to the aggregate outstanding principal amount of the surrendered Note or Notes. The new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note or Notes.

        (c)    The Registration Agent may transfer its obligations under this §12.6 to an Eligible Assignee in connection with the assignment of all (but not less than all) of the Registration Agent's interest in the Loan in accordance with §12.2, in which event the Assignment and Acceptance shall be amended or supplemented to effect such transfer of obligations as Registration Agent.

        (d)    The Registration Agent agrees to follow the reasonable requests of the Borrower with respect to the maintenance of the Lender Register, provided that the Registration Agent shall not be required to follow any such Borrower request if an Event of Default shall have occurred and be continuing unless and until such Event of Default shall be cured or otherwise cease to exist.

SECTION 13.    NOTICES.

        Except as otherwise specified herein, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, sent by facsimile, sent by overnight express courier service or mailed by first-class mail, postage prepaid, addressed as follows (or to such other address as any party may designate by notice to the other parties):

If to the Lender:	Citizens Leasing Corporation One Citizens Plaza Mail Stop: RCE-150 Providence, RI 02903
	Attention:	Team Leader Direct Originations
	FAX:	(401) 459-3171
With a copy to:	Citizens Leasing Corporation One Citizens Plaza
	Mail Stop:	RCE-150
Providence, RI 02903
	Attention:	David T. Miele, Esq.
	FAX:	(401) 459-3171
With a copy to:	Day, Berry and Howard LLP 260 Franklin Street Boston, Massachusetts 02110-3179
	Attention:	William A. Hunter, Esq. Louise A. Laudano, Esq.
	FAX:	(617) 345-4745
If to the Borrower:	K-Sea Operating Partnership L.P. 3245 Richmond Terrace Staten Island, New York 10303
	Attention:	Chief Financial Officer
	Telephone:	(718) 720-7207
	Fax:	(718) 720-4358
	Email:	jnicola@k-sea.com
With a copy to:	Holland & Knight LLP 195 Broadway New York, New York 10007
	Attention:	Christopher G. Kelly, Esq.
	Phone:	212-513-3200
	Fax:	212-385-9010
	Email:	ckelly@hklaw.com

        Any notice so addressed and mailed by registered or certified mail shall be deemed to have been given when mailed.

SECTION 14.    ENTIRE AGREEMENT.

        This Agreement and any other documents executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in §15.

SECTION 15.    CONSENTS, AMENDMENTS, WAIVERS, ETC.

        Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

SECTION 16.    SEVERABILITY.

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17.    SUBMISSION TO JURISDICTION; WAIVER.

        EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (a)   SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN MANHATTAN AND COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF MASSACHUSETTS AND THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.

          (b)   CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

          (c)   WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN §13 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THEIR RESPECTIVE ADDRESS AS SET FORTH IN §13;

          (d)   WAIVES ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE LENDER TO EXERCISE ANY REMEDIES SET FORTH HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS; AND

          (e)   AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT OR OTHERWISE AFFECT THE RIGHT OF THE OTHER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

SECTION 18.    WAIVER OF JURY TRIAL.

        THE BORROWER AND THE LENDER HEREBY INTENTIONALLY AND VOLUNTARILY WAIVE ANY RIGHT WHICH EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER AND THE LENDER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER ACKNOWLEDGES THAT NEITHER THE LENDER NOR ANY PERSON ACTING ON BEHALF OF THE LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 19.    MISCELLANEOUS.

        THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Lender would otherwise have. Any instruments required by any of the provisions hereof to be in the form annexed hereto as an exhibit shall be substantially in such form with such changes therefrom, if any, as may be approved by the Lender. This Agreement or any amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP L.P.
By: K-Sea OLP GP, LLC, its General Partner
By:	/s/ JOHN J. NICOLA Name: John J. Nicola Title: Senior Vice President
CITIZENS LEASING CORPORATION
By:	/s/ JOHN M. YOUNG Name: John M. Young Title: Senior Vice President

SCHEDULE 1

DESCRIPTION OF VESSELS

(1) Barge
Name: DBL 105
Official Number: 653463
Gross Tonnage: 11,438 GRT
Net Tonnage: 11,438 NRT

(2) Tug
Name: Volunteer
Official Number: 653464
Gross Tonnage: 272 GRT
Net Tonnage: 185 NRT

(3) Barge
Name: DBL 155
Official Number: 556673
Gross Tonnage: 8,666 GT ITC
Net Tonnage: 7,553 NT ITC

SCHEDULE 2

LIENS

Liens relating to the Existing Revolver.

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TABLE OF CONTENTS
LOAN AGREEMENT
SCHEDULE 1 DESCRIPTION OF VESSELS
SCHEDULE 2 LIENS Liens relating to the Existing Revolver.